Exhibit (a)(xx)

TEKLA LIFE SCIENCES INVESTORS

Amendment to Declaration of Trust

Notice of Change of Trustee

WHEREAS, by Action of Written Consent, the Trustees of Tekla Life Sciences Investors (the “Fund”), the Trustees of the Fund appointed W. Mark Watson as Trustee to the Fund, effective upon his written acceptance and agreement to be bound by the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended;

WHEREAS William S. Reardon retired as a Trustee of Tekla Life Sciences Investors, effective June 9, 2022, the Fund issues this notice in accordance with the terms of the Declaration of Trust of the Fund, dated and filed with the Secretary of State of the Commonwealth of Massachusetts on February 20, 1992, as amended;

NOW, THEREFORE, as a result of the foregoing Trustee’s appointment and retirement, the seven Trustees of the Tekla Life Sciences Investors are:

Jeffrey A. Bailey	100 Federal Street, 19th Floor
Boston, MA 02110

Kathleen L. Goetz	100 Federal Street, 19th Floor
Boston, MA 02110

Rakesh K. Jain, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Thomas M. Kent	100 Federal Street, 19th Floor
Boston, MA 02110

Daniel R. Omstead, Ph.D.	100 Federal Street, 19th Floor
Boston, MA 02110

Oleg M. Pohotsky	100 Federal Street, 19th Floor
Boston, MA 02110

W. Mark Watson	100 Federal Street, 19th Floor
Boston, MA 02110

IN WITNESS WHEREOF, this Notice has been subscribed this 16th day of June 2022, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/Laura Woodward
Laura Woodward, Secretary